VALIDUS COMMENTS ON MARCH 11, 2011 TOHOKU EARTHQUAKE AND
PROVIDES UPDATED INFORMATION ON FIRST QUARTER 2011

PEMBROKE, Bermuda, April 5, 2011 (BUSINESS WIRE) — Validus Holdings, Ltd. (NYSE: VR) (“Validus” or the “Company”) today commented on worldwide loss activity occurring in the first quarter of 2011, including the March 11, 2011 earthquake and tsunami in Japan and other loss events occurring during the three month period ended March 31, 2011.

March 11, 2011 Tohoku Earthquake. On March 11, 2011, an earthquake with a magnitude of 9.0 on the Richter Scale occurred off the Eastern coast of Japan (the “March 2011 Tohoku Earthquake”). The earthquake and subsequent tsunami caused significant loss of life and damage to property. The Company has taken note of information provided by intermediaries and clients, preliminary loss estimates from commercial catastrophe model vendors and conducted an analysis of its exposed insurance and reinsurance contracts as well as the outward reinsurance, retrocession and industry loss warranty protections purchased by the Company. Based on this analysis, the Company currently expects to record loss and loss expenses of $139 million, net of applicable reinstatement premiums, in its first quarter 2011 results of operations from the March 2011 Tohoku Earthquake.

First Quarter 2011 Loss Activity. Validus has previously reported on worldwide events that it expects to give rise to insured losses in the first quarter of 2011, including the January floods in Australia, Cyclone Yasi in Australia, civil unrest in Northern Africa and the Middle East, damage to an offshore energy platform and the February 2011 New Zealand earthquake. In early February 2011, Maersk Oil’s Gryphon floating production storage and offloading vessel in the North Sea sustained severe damage in heavy storms. Estimates of the ultimate insured loss have continued to increase since the loss event occurred. Given the Company’s leading position in the offshore Energy sector, Validus anticipates that its share of this loss event could potentially represent an ultimate loss of up to $51 million and as a result, the Company currently expects to record loss and loss expenses of $51 million, net of applicable reinstatement premiums, in its first quarter 2011 results of operations.

After considering the worldwide loss events through March 31, 2011 and the anticipated loss and loss expenses associated with the events cited above, the Company no longer expects to report positive net operating income for the three month period ending March 31, 2011. Net operating income (loss) is a non-GAAP financial measure which the Company defines as net income after taxes excluding net realized and unrealized investment gains (losses), foreign exchange gains (losses) and other non-recurring items.

The above loss amounts are based on management’s estimates following a review of the Company’s potential exposure and discussions with certain clients and brokers. Given the magnitude and recent occurrence of these events, and other uncertainties inherent in loss estimation, uncertainty remains regarding losses from these events and the Company’s actual ultimate net losses from these events may vary materially from these estimates.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot Holdings”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot Holdings is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183. For more information about Validus Holdings, Ltd. please visit www.validusholdings.com.

Contacts:

Investors:
Validus Holdings, Ltd.
Jon Levenson, Senior Vice President
+1-441-278-9000

or

Media:
Jamie Tully/Jonathan Doorley/Brian Shiver
Sard Verbinnen & Co
+1-212-687-8080

Cautionary Note Regarding Forward-Looking Statements

This news release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) the preliminary nature of reports and estimates of loss to date in connection with the March 2011 Tohoku Earthquake, February 2011 New Zealand earthquake as well as other first quarter 2011 loss events; 2) the ongoing development of and uncertainty with respect to the severity of the March 2011 Tohoku Earthquake and the February 2011 New Zealand earthquake; 3) unpredictability and severity of catastrophic events; 4) rating agency actions; 5) adequacy of Validus’ risk management and loss limitation methods; 6) cyclicality of demand and pricing in the insurance and reinsurance markets; 7) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 8) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 9) adequacy of Validus’ loss reserves; 10) continued availability of capital and financing; 11) retention of key personnel; 12) competition; 13) potential loss of business from one or more major insurance or reinsurance brokers; 14) Validus’ ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 15) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 16) the integration of businesses Validus may acquire or new business ventures Validus may start; 17) the effect on Validus’ investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 18) acts of terrorism or outbreak of war; and 19) availability of reinsurance and retrocessional coverage, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.